SECOND AMENDMENT TO THE JULY 2009 AMENDED AND RESTATED
SECURITY AGREEMENT AND SCHEDULE OF COLLATERAL

This Second Amendment to the July 2009 Amended and Restated Security Agreement (“Amendment”) is made to be effective as of October 7 2011, by and between Louise H. Rogers, an individual who resides in Tyler, Smith County, Texas, as her separate property (“Rogers”), and Nevada Gold & Casinos, Inc., a Nevada corporation, with its principal place of business at 50 Briar Hollow Lane, Suite 500W, Houston, Texas, 77027-9304 (“NGC”), as the relevant parties to the ARSA (as defined in the Recitals below)

I.  Recitals

A.                      NGC currently owes Rogers loans in an aggregate principal amount of Six Million and No/100 Dollars ($6,000,000.00) (the “Rogers’ Loan Proceeds”) pursuant to that certain Amended and Restated Promissory Note from NGC to Rogers dated July 7, 2009 (the “Note”), and secured at least in part by that certain Amended and Restated Security Agreement (“ARSA”), also dated July 7, 2009, between Rogers and NGC, as well as several other NGC wholly or partially-owned subsidiaries.  Finally, Rogers and NGC, as well as several other NGC wholly or partially-owned subsidiaries, entered into that certain Schedule of Collateral, Notes, Security Interests, and Ownership Interests dated July 7, 2009 (“Schedule”).  The Note, ARSA, and Schedule are collectively referred to in this Amendment as the “Loan Documents.”

B.                      NGC desires that Rogers agree to extend the maturity date of the Note from June 30, 2013, until June 30, 2015.  NGC also desires that Rogers subordinate her security interest in its ownership interest in NG Washington, LLC, a Washington state limited liability company, to Wells Fargo Gaming Capital, LLC, acting in its capacity as administrative agent for certain lenders pursuant to that certain Credit Agreement dated October 7, 2011 (“WFGC”), reducing her first lien on this asset to a second lien, and that Rogers clarify with certainty the assets on which she claims a lien.

C.                      In exchange for these concessions requested by NGC, Rogers desires that NGC pay down the principal of the Rogers’ Loan Proceeds by Two Million and No/100 Dollars ($2,000,000.00), leaving a principal amount due of Four Million and No/100 Dollars ($4,000,000.00), on or before the date of this Amendment.  Rogers also desires that NGC agree to increase the interest rate on the principal amount remaining due from 11% per annum to 11.5% per annum.

D.                      Both NGC and Rogers agree to these amendments described above and agree to execute all documents necessary to effect the agreed amendments.  This Amendment shall document Rogers’ subordination of her security interest in and to NGC’s ownership interest in NG Washington, LLC, to WFGC, contingent upon NGC’s compliance with all of the terms and conditions set forth below.  All capitalized terms not defined in this Amendment have the meanings attributed to them in the ARSA.

II.                                                                   Agreements

In exchange for the good and valuable consideration described above, the receipt and sufficiency of which is mutually acknowledged, the parties to this Amendment agree as follows:

A.                     Amendments to the ARSA and Schedule.

1.                      By this Amendment, Rogers agrees to and does amend Section II(A)(2)(k) of the ARSA, which gives Rogers a security interest in NGC’s ownership interest in NG Washington, LLC, to state as follows:

NGC’s 100% interest in NG Washington, L.L.C., a Washington State limited liability company, although this interest shall be wholly subordinated to WFGC and WFGC only, with Rogers’ in second lienholder status as to this asset behind WFGC.

2.                      Rogers also agrees and does amend the Schedule to note her agreed subordination of her security interest in NG Washington, LLC, to WFGC, and her agreement to stand in second lienholder status to WFGC as to this asset.

3.                      By this Amendment, Rogers agrees to and does amend Section II(B) by removing in its entirety the second paragraph in that section, which is as follows:

Notwithstanding the provisions of this Section or Section III(C), if NGC invests in a new subsidiary or acquires assets and the investment or acquisition is financed in whole or in part by a third party lender (and no proceeds of the Loan Documents are used by NGC to finance the investment or acquisition), then the “Collateral” as defined above shall not include NGC’s ownership interest in the new subsidiary or the acquired assets.  Rogers agrees to file a UCC-3 terminating any security interest Rogers would otherwise have in NGC’s ownership interest in the new subsidiary or the acquired assets and shall provide, upon the reasonable request of NGC or its third party lender, written confirmation that the Collateral for the Loan Documents does not include NGC’s ownership interest in the new subsidiary or the acquired assets.

4.                                By this Amendment, Rogers agrees to and does amend Section II(A)(2) by adding the following provision to the end of that Section:

Rogers acknowledges and agrees that her security interest in the assets and properties of NGC extends only to the items listed and described in this Section and the Schedule dated October 7, 2011, and Rogers releases and terminates any security interest in any other assets and properties of NGC not included or described in this Section or in the Schedule (including, without limitation, NGC’s membership interests in NG Washington II Holdings, LLC, NG Washington III, LLC, NG South Dakota, LLC, and Nevada Gold Speedway, LLC).

B.                     No Other Provisions Amended.     All other provisions in the ARSA not amended by this Amendment shall remain the same and unchanged, and in full force and effect.

C.                     UCC Filings.     To the extent Rogers has a security interest in NGC’s ownership interest in NG Washington, LLC, Rogers agrees to file a UCC-3 financing statement(s) noting the amendments to that security interest set forth in this Amendment upon request by NGC.

D.                     Notice of Additional Lending.     NGC agrees that it shall provide Rogers with prompt notice of any additional funds loaned to it by WFGC, and of its receipt of any notice of default received from WFGC.

E.                     Confirmations.

1.                      Rogers confirms to NGC that, as of October 7, 2011, and provided that all of the conditions set forth in Section II(F) below are met, Rogers will subordinate her security interest in NGC’s ownership interest in NG Washington, LLC, in favor of WFGC, and she will then stand in second lienholder status as to this asset behind WFGC.

2.                      NGC ratifies and confirms that the ARSA and Schedule are and remain in full force and effect in accordance with their respective terms, as amended by this Amendment.  Except as expressly provided in this Amendment, this Amendment does not constitute a waiver or modification of any of the other terms or provisions set forth in the ARSA or Schedule and shall not impair any other rights that Rogers may now or subsequently have under or in connection with the ARSA and Schedule that are not expressly included in this Amendment.

F.                     Conditions Precedent to Effectiveness of this Amendment.     NGC MUST execute this Amendment and all other amended loan documents provided by Rogers to reflect all of the changes set forth in the recitals above as required by Rogers and pay down the Note by $2,000,000.00, both as conditions precedent to the enforceability and effectiveness of this Amendment.  If any single one of these conditions precedent is not met on or before October 14, 2011, then this Amendment is null, void, and of no force or effect.

G.                      Waiver.     For the benefit of NGC, Rogers irrevocably waives any and all known or unknown Defaults or Events of Default (if any) and any and all of her other rights and remedies under the ARSA arising on or before the date of this Amendment caused by NGC’s and any New NGC Entity’s acts or omissions in connection with any loans NGC may obtain from Wells Fargo Gaming Capital, L.L.C.

H.                     No Impairment.     Except as expressly provided in this Amendment, the amendments and waivers granted in this Amendment by Rogers do not impair Rogers’ right to insist upon strict compliance with the ARSA.  The ARSA, as waived and amended by this Amendment, continues to bind and inure to the benefit of Rogers, NGC, the NGC Guarantors, and their respective successors and permitted assigns.

I.                      Notices.     Any and all notices or communications related in any way to this Amendment may be given by certified mail with return receipt requested, by receipted courier, by overnight delivery service, or by hand delivery and sent to the persons at the addresses set forth for each party below, or they may be given by facsimile transmission or by e-mail transmission if the intended recipient has affirmatively stated that notice may be delivered by facsimile or e-mail and the intended recipient has provided a valid facsimile number and/or e-mail address.  Any notice delivered by facsimile or e-mail sent or for which a return receipt is received at any time before 5:00 p.m. on a business day shall be deemed to be delivered on that date.  Any facsimile or e-mail notice not received by 5:00 p.m. on a business day shall be deemed to be received on the first following business day.

Notices to NGC:	with a copy sent contemporaneously to:

Robert B. Sturges, CEO	Branko Milosevic, Assoc. General Counsel
Nevada Gold & Casinos, Inc.	Nevada Gold & Casinos, Inc.
50 Briar Hollow Lane, Suite 500W	50 Briar Hollow Lane, Suite 500W
Houston, Texas 77027-9304	Houston, Texas 77027-9304
Facsimile number: (713) 621-6919	Facsimile number: (713) 621-6919
E-mail: RSturges@NevadaGold.com	E-mail: BMilosevic@NevadaGold.com
Notice may be delivered by facsimile or	Notice may be delivered by facsimile or
e-mail with proof of receipt.	e-mail with proof of receipt.

Notices to Rogers:

Mrs. Louise H. Rogers
2512 Alta Mira
Tyler, Texas 75701-7301

with copies sent contemporaneously to:

Sharon E. Conway	and	W. Michael Robertson
Attorney at Law	8431 Katy Freeway, Suite 200
2441 High Timbers, Suite 410	Houston, Texas 77024-1999
The Woodlands, Texas 77380-1052	Facsimile number: (713) 624-4001
Facsimile number: (281) 754-4685	Notice may be delivered by facsimile
E-mail address: SConway@SConwayLaw.com	with proof of receipt.
Notice may be delivered by facsimile or
e-mail with proof of receipt.

NGC understands and agrees that any notice given or attempted to be given by it to Rogers is not effective unless the notice was contemporaneously provided to all other persons identified above or subsequently identified to NGC by Rogers and shall be deemed to have been given to Rogers upon providing notice to Ms. Conway and Mr. Robertson as set forth above.  Any of the above contact information or designated representatives for the purpose of notice may be changed by a party or an authorized representative of a party providing written notice in the manner set forth above to the other party, and the new contact information or representative will then become effective.  For all purposes under this Amendment any notice given by Ms. Conway or Mr. Robertson (or other any other legal counsel or financial advisor designated by Rogers) on behalf of Rogers shall constitute notice by Rogers.

J.                      Severability.     If any provision of this Amendment is determined to be in violation of any law, rule, or regulation, or to be otherwise unenforceable, that determination shall not affect the validity of any other provisions of this Amendment, but all other provisions shall remain in full force and effect.

K.                      Counterparts; Execution.     This Amendment may be executed in any number of counterparts and by a different party on separate counterparts, each of which, when executed and delivered, will be deemed an original, and all of which, when taken together, shall constitute one and the same agreement.  Delivery of an executed counterpart of this Amendment via facsimile transmission or in PDF format by electronic mail shall be binding and as effective as delivery of a manually-executed counterpart, and may be used as admissible evidence that the party transmitting the signed Amendment intends to be bound by the terms set forth in it.

L.                      Entire Agreement.          This Amendment supersedes and is in lieu of any and all prior or contemporaneous agreements, communications, or understandings, whether written or unwritten, verbal or tacit, or implied by prior dealings, between the parties regarding the specific matters contained in this Amendment, and all of the Loan Documents remain in full force and effect as amended by this Amendment.

M.                      Governing Law.     This Amendment shall be governed by and construed in accordance with the laws of the State of Texas (without giving effect to conflict of laws principles).

The parties acknowledge that they have had an adequate opportunity to review each and every provision contained in this Amendment and to submit this Amendment to legal counsel for review and comment.  Based on this acknowledgement, the parties agree that the rule of construction that a contract be construed against the drafter, if any, not be applied in the interpretation and construction of this Amendment.

The parties have executed and delivered this Amendment as of the date set forth in the introductory paragraph on the first page of this Amendment.

[Signatures follow on next page.]

Debtor:

Nevada Gold & Casinos, Inc.

By:	/s/ Robert B. Sturges	October 10, 2011
	Robert B. Sturges, Chief Executive Officer	Date of Signature

Secured Party:

/s/ Louise H. Rogers	October 3, 2011
Louise H. Rogers, as her Separate Property	Date of Signature
2512 Alta Mira
Tyler, Texas 75701-7301